EXHIBIR 23.5

DONALD E. HULSE
c/o Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado, USA 80228

CONSENT OF EXPERT
FILED BY EDGAR

January 25, 2013

United States Securities and Exchange Commission

Re:	Midway Gold Corp. filing of a Registration Statement on Form S-3 dated January 25, 2013 (the "Registration Statement")

I refer to the reports entitled "NI 43-101 Technical Report on the Midway Project, Nye County, Nevada" dated April 1, 2011, "NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada" dated May 24, 2011 with an original report date of May 24, 2011 and an updated report date of November 29, 2012, "NI 43-101 Feasibility Study for the Pan Gold Project, White Pine County, Nevada" dated November 15, 2011 with an original report date of December 19,2011 and an updated report date of November 29, 2012 and "NI 43-101 Technical Report on Resources, Gold Rock Project, White Pine County, Nevada" dated February 29, 2012 with an original report date of April 10, 2012 and an updated report date of November 29, 2012 (together, the "Reports") as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports, and summaries thereof, in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

/s/ Donald E. Hulse
Donald E. Hulse, P.E.
Vice President